Exhibit 4.14

Agreement no.: 3301854000

LOAN AGREEMENT

between

Optibase Bavaria GmbH & Co KG,
c/o McCafferty, Maximilianstraße 47, 80538 Munich, Germany

(hereinafter referred to as the "Borrower")

and

Deutsche Genossenschafts-Hypothekenbank Aktiengesellschaft
Postal address: Rosenstraße 2, 20095 Hamburg

Sales tax ID no.: DE811141281

(hereinafter referred to as the "Bank")

1. Loan amount

The Bank shall grant the Borrower a loan in the amount of

€ 21,000,000.00

(in words: twenty-one million euros)

2. Net loan amount

The loan shall be awarded at a payout price of 100%.

The one-off, immediately owed, not term-related processing fee totals 0.55% of the loan amount of € 21,000,000.00, i.e. € 115,500.00 (see Clause 5.2).

Please also see Clause 5.2 for the costs that must be paid to the Bank, and Clause 5.3 for the other costs.

3. Purpose

3.1 The loan shall partially serve as collateral for the purchase price for a portfolio consisting of 27 commercial properties (food markets operated by EDEKA Südbayern GmbH (22) and Buchbauer GmbH (5)) in Bavaria (26) and Saxony (1) with the following addresses (see Appendix 1 for details), whereby the loan shall not include one property (Salzweg), since it will no longer be operated:

1	93176	Beratzhausen	Staufferstraße 7
2	93413	Cham	Darsteiner Str. 10
3	93167	Falkenstein, S-A	Regensburger Str. 12
4	84140	Gangkofen	Frontenhausener Str. 2c
5	85049	Ingolstadt	Krumenauer Str. 58
6	87437	Kempten-Lenzfried	Wettermannsberger Weg 1
7	86438	Kissing	Bahnhofstr. 40c
8	93462	Lam	Arberstr. 76
9	83661	Lenggries	Bergbahnstraße 5
10	92431	Neunburg v. Wald	Ambergerstr. 14
11	09465	Neudorf (Sehmatal)	Crottendorfer Straße 3
12	93081	Obertraubling	Edekastr. 5
13	87772	Pfaffenhausen	Industriestr. 4
14	85298	Scheyern	Fernhager Str. 1-3
15	94508	Schöllnach	Leutzing 2
16	94518	Spiegelau	Konrad Willsdorf-Str. 1a
17	94234	Viechtach	Mönchshofstr. 60
18	94161	Ruderting	Passauer Straße 26 a
19	94107	Untergriesbach	Kreuzwiesenweg 1
20	94538	Fürstenstein	Vilshofener Str. 13
21	94110	Wegscheid	Passauer Straße 78
22	93192	Rossbach (Wald)	Bahnhofstraße 1
23	94269	Rinchnach	Herrenmühle 2
24	93466	Chamerau	In der Grube 2
25	94060	Pocking	Marktplatz 5b
26	94575	Windorf (Hidring)	Turmstraße 2a

(hereinafter referred to as the "Mortgage Property" or "Mortgage Properties")

wherein the total financing is calculated as follows (in accordance with the Borrower's calculation of 28 November 2014):

Purchase price financed properties	€29,550,000.00
Purchase price Salzweg	€200,000.00
Ancillary acquisition costs	€2,200,000.00
Extension Lenggries	€600,000.00
Total cost	€32,550,000.00
less equity	€11,550,000.00
Total financing	€21,000,000.00

Deviations from the financing structure described here are only possible with the prior written approval of the Bank.

4. Term and repayment

4.1
The loan has a term of 5 years.

Irrespective of the other provisions in this Agreement, the loan for € 21,000,000.00 shall fall due for repayment no later than on 31 May 2020 for the amount of the remaining capital valued at that time.

4.2
The loan must be repaid in quarterly instalments after payout, i.e., in the amount of € 105,000.00 on 31 March, 30 June, 30 September, and 31 December of each year.
If a payment falls due on a day that is not a bank workday, the payment date shall be shifted to the following bank workday in the same calendar month, or to the immediate preceding bank workday in the event that the next bank workday falls in the following month ("modified following").

The month is calculated with the exact days and the year is calculated with 360 days (act/360). Applicable holiday calendar is the TARGET calendar.

4.3 Allocated Loan Amounts (ALA) and Release Amounts in the case of a sale of individual Mortgage Properties

The Mortgage Properties individually listed in Clause 3.1 are Allocated Loan Amounts (ALA) of the loan amount stated in Clause 1 ("Initial ALA"). The following table provides the corresponding amounts.

Mortgage property	Initial ALA	Minimum
	in €	Release amounts in €
1. Beratzhausen	550,545	660,700
2. Cham	1,664,589	1,997,500
3. Falkenstein, S-A	900,303	1,080,400
4. Gangkofen	997,458	1,197,000
5. Ingolstadt	647,700	777,200
6. Kempten-Lenzfried	1,424,940	1,709,900
7. Kissing	1,198,245	1,437,900
8. Lam	654,177	785,000
9. Lenggries	2,169,795	2,603,800
10. Neunburg v. Wald	492,252	590,700
11. Neudorf (Sehmatal)	602,361	722,800
12. Obertraubling	615,315	738,400
13. Pfaffenhausen	777,240	932,700
14. Scheyern	770,763	924,900
15. Schöllnach	744,855	893,800
16. Spiegelau	848,487	1,018,200
17. Viechtach	459,867	551,800
18. Ruderting	1,418,463	1,702,200
19. Untergriesbach	667,131	800,600
20. Fürstenstein	417,767	501,300
21. Wegscheid	764,286	917,100
22. Rossbach (Wald)	825,818	991,000
23. Rinchnach	408,051	489,700
24. Chamerau	474,116	568,900
25. Pocking	194,310	233,200
26. Windorf (Hidring)	310,896	373,100

In the case of a divestiture of individual Mortgage Properties prior to the final maturity date, a Release Amount must be paid for the release of the property-specific collateral. The Release Amount is determined by the higher of the following alternatives:

a)	the minimum Release Amount listed in the table, and
b)
75% of the generated net sales proceeds for the corresponding Mortgage Property after the deduction of the standard costs and taxes in connection with the sale. The Bank reserves the right to request proof of the costs and taxes.

The respective Release Amount may not be more than the total from the loan amounts still outstanding on the respective release date plus owed interest, fees, other costs from this Agreement and the exit fee in accordance with Clause 5.5 and the refinancing damage in accordance with Clause 5.6 of this Agreement.

After the respective Release Amount plus allocated interest, fees, other costs from this Agreement and the exit fee in accordance with Clause 5.5, and the refinancing loss in accordance with Clause 5.6 of this Agreement have been received in the loan account, the Bank shall release the respective property-specific collateral (if need be, through a trustee by concluding an appropriate trustee agreement prior to the receipt of the Release Amount).

The provisions in this Clause 4.3 shall not apply if the sale of one or more Mortgage Properties and a corresponding partial repayment of the loan means that the DSCR ratio in accordance with Clause 9.1 and/or the LTV ratio in accordance with Clause 9.2 cannot be observed. In this case, the Bank reserves the right to refuse approval for the sale of these Mortgage Properties.

The provisions in this Clause 4.3 shall not apply if the Bank terminated the loan, irrespective of the reasons for termination.

5. Conditions

5.1.1 The loan shall bear interest from the closing date/partial closing date; if the payout takes place through a trustee, it shall bear interest from the date of the transfer to the trustee.

The loan shall bear interest at an amount of 1.75% p.a. above the 3 month EURIBOR from the closing date. The Bank shall set the interest rate for each interest period on the basis of the 3 month EURIBOR published by Reuters two bank workdays before the first payout or the expiration of the current interest period at approx. 11:00 am MEZ and notify the Borrower immediately thereof. In deviation from this, the interest periods shall end in each case on the repayment days or on the final maturity date as specified in accordance with Clause 4. If interest periods of less than 3 months result, the EURIBOR for this time period shall form the basis of the interest calculation.

If the interest rate is calculated on the basis of the EURIBOR and no EURIBOR interest rate exists at the agreed point in time, the interest rate for the selected interest period shall be 1.75% p.a. above the Bank's interbank bid rate for term loans with a corresponding term.

If the reference interest rate falls below zero, it is considered to be set at zero.

The Borrower shall be obligated to limit the interest burden (including margin) for the loan to a maximum of 2.50% p.a. (2.5% per year) by concluding a suitable interest rate hedge before the first payout of the loan.

(a)
A suitable interest rate hedge is an interest rate hedge derivative (e.g., swap, cap or other financial derivatives) on the basis of the German Framework Agreement for Financial Forward Transactions (Deutschen Rahmenvertrages für Finanz-termingeschäfte // DRV).

(b)	The suitable interest rate hedge must be guaranteed and maintained until the last day of repayment.

(c)
The suitable interest rate hedge should be agreed, preferably, with DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main.                               The Borrower may also conclude the derivative with another bank if this other bank is a bank with at least an A+ rating (for current, non-subordinated, uncollateralized liabilities) from a recognized rating agency. Any (incl. subordinate) hedging by another bank with respect to the collateral pledged for the loan by the Bank is prohibited.

(d)
If a (partial) repayment – besides the regular repayments – of a hedged amount takes place prior to the expiration of the term for the suitable interest rate hedge, the suitable interest rate hedge shall be closed for the amount repaid prematurely. The suitable interest rate hedge must also be closed if the loan is not accepted in part or in full.

(e)
For the conclusion of the interest rate hedge with DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, the Borrower shall place an order with the Bank, in accordance with the appendix 2, for the assumption of the guarantees listed in more detail there prior to the conclusion of the interest rate hedge.

(f)	The Bank is released from bank secrecy with respect to DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, in the case of an interest rate hedge.

(g)
All the collateral that is assigned for this loan also serves to secure the claims of the Bank from the suitable interest rate hedge as well as the claims of the Bank against the Borrower due to the assumed guarantees in accordance with letter (e).

(h)	The rights and claims on account of the suitable interest rate hedge are to be assigned or pledged to the Bank (in each case in accordance with the Bank's form).

The conclusion of an interest rate hedge is a requirement for payout in accordance with Section 10.

5.1.2 The requirements stipulated in Clauses 8.2, 8.3 and 10.2 (requirements for mortgage loans, e.g. proof of insurance, appraisal with mortgage valuation, ranked, real collateral pursuant to Sections 12-16 of the German Covered Bond Act (PfandbG) must be met by 30 June 2015. If this deadline is not complied with, the Bank shall calculate additional interest of 0.14% p.a. on the share of the loan amount (weighted by mortgage value less recognised prior encumbrances) until the fulfilment of the requirements specified in Clause 10.2. This shall be calculated on the remaining capital at the end of the quarter. If the requirements are met in the course of the quarter, a proportionate calculation shall be made. With regard to the documents/proof, costs may be incurred under certain circumstances that are described in more detail in Clause 10.2.

5.1.3 The interest shall fall due at the end of each quarter for the previous quarter on 31 March, 30 June, 30 September and 31 December of each year.
If a payment falls due on a day that is not a bank workday, the payment date shall be shifted to the following bank workday in the same calendar month, or to the immediate preceding bank workday in the event that the next bank workday falls in the following month ("modified following").
The month is calculated with the exact days and the year is calculated with 360 days (act/360).

5.2 Costs to be paid to the Bank:

Commitment fee:

0.30% p.a. on the loan amount for which a contractual commitment has been made, but the conditions of which have not been finalised, beginning on 1 June 2015.

The commitment fee is calculated proportionately and quarterly for the preceding quarter.

Processing fee:
In addition, a one-off, individually negotiated processing fee in the amount of € 115,500.00 must be paid (see Clause 2).

Appraisal costs:
Furthermore, the Borrower shall incur appraisal costs in the amount of € 70,000.00.

5.3 Other costs

The Borrower shall also bear the costs – not known to the Bank upon conclusion of the Agreement – for fire, drinking water and storm damage insurance, for notary insurance and for other insurance concluded in connection with this Loan Agreement, all the costs incurred in connection with collateralising the loan with mortgages, particularly the notary and land register costs in accordance with the statutory provisions, and the costs to be paid to guarantors in the case of a guaranteeing of the loan, brokerage commissions for the brokers used by the Borrower.

5.4 Non-acceptance damage

If the Borrower does not accept the loan in full or in part contrary to its contractual obligations, the Borrower must compensate the Bank for the contractually agreed, incurred arrangement fees, commitment fees and the processing fees as well as the damage arising from the failure to accept.

5.5 Exit fee

Upon provision of the loan, the Bank assumes a total term for the loan of up to the final maturity date. For premature, partial or full repayment, the Borrower shall pay the Bank an exit fee in addition to the damage incurred from the premature repayment (in accordance with Clause 5.6).

The amount of this exit fee is 0.30% per remaining year of the term, calculated from the beginning of the interest commitment period following the premature repayment and on the basis of the respective Release Amount.

5.6 Compensation / Fee for premature payment

If the loan falls due in full or in part prior to the end of the interest commitment period, the Borrower shall compensate the Bank for possible damage incurred due to premature repayment.

5.7 The services here involve financial services not subject to the value-added tax.

6. Payout

The payout of the loan and the billing shall take place in accordance with the special payment instructions that must be presented at least 4 bank workdays before payout by the Bank. Two payouts are possible.

7. Collateral

To secure all the current and future claims of the Bank from this Loan Agreement, along with interest and all other ancillary claims, the Bank is assigned the following collateral:

7.1 Mortgages

1. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a (registered) senior mortgage in the amount of € 660,700.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Beratzhausen Land Register at the Regensburg Local Court, Volume 59, Page 2073, Section III, with utilisation of the reservation of rank senior to Section II No. 5 and 6, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 5 - Right to operate a business
Section II, No. 6 - Pre-emptive right
Section II, No. 7 - Waste water pipeline right
Section II, No. 8 - Right of passage and way
Section II, No. 9 - Right of passage and way
Section II, No. 10 - Prohibition to develop clearance space
Section II, No. 11 - Prohibition to develop clearance space
Section III: -None-

2. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 1,997,500.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Cham Land Register at the Cham Local Court, Volume 132, Page 4731, Section III, and in the Cham Land Register at the Cham Local Court Volume 143, Page 5148, Section III with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Page 4731:
Section II, No. 3 - Waste water pipeline right
Section II, No. 4 - Water pipeline right
Section II, No. 6 - Right to use the property for commercial purposes
Section II, No. 7 - Conditional pre-emptive right for all cases of sale

Section II, No. 3 - Waste water pipeline right
Section II, No. 4 - Water pipeline right
Section II, No. 5 - Electricity and street lighting cable right
Section II, No. 7 - Right to use the property for commercial purposes
Section II, No. 8 - Conditional pre-emptive right for all cases of sale

In each case: Section III: -None-

3. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 1,080,400.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Falkenstein Land Register at the Cham Local Court, Page 1849, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (See Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Right of way
Section II, No. 2 - Right of passage and way
Section II, No. 3 - Waste water plant operation right
Section II, No. 4 - Right to use the property for commercial purposes
Section II, No. 5 - Conditional pre-emptive right for all cases of sale

Section III: -None-

4. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 1,197,000, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Gangkofen Land Register at the Eggenfelden Local Court, Page 2715, Section III, with subjection to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Commercial operation limitation
Section II, No. 2 - Commercial operation right
Section II, No. 3 - Conditional pre-emptive right for all cases of sale

Section III: -None-

5. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (certified) mortgage in the amount of € 777,200.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Ingolstadt Partial Ownership Land Register at the Ingolstadt Local Court, Volume 812, Page 34277, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 2 - Substation as well as high voltage and low voltage power lines
Section II, No. 4 - Commercial operation right
Section II, No. 5 - Conditional pre-emptive right for all cases of sale

Section III: -None-

6. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 1,709,900.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the St. Mang Land Register at the Kempten Local Court (Allgäu), Volume 188, Page 6315, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Electricity plant operation right
Section II, No. 4 - Right to operate a commercial business
Section II, No. 5 - Conditional pre-emptive right for all cases of sale
Section III: -None-

7. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 1,437,900.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Kissing Land Register at the Aichach Local Court, Volume 206, Page 7591, Section III, with subjugation to immediate enforcement for the encumbered properties and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 2 - Vehicle parking right
Section II, No. 4 - Commercial right of use
Section II, No. 5 - Conditional pre-emptive right for all cases of sale
Section III: -None-

8. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 785,000.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Lam Land Register at the Cham Local Court, Kötzting Branch, Volume 55, Page 2261, Section III, with subjugation to immediate enforcement for the encumbered properties and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Right of passage and way
Section II, No. 2 - Utility line connection rights
Section II, No. 3 - Construction limitation
Section II, No. 5 - Commercial right of use
Section II, No. 6 - Conditional pre-emptive right for all cases of sale
Section III: -None-

9. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 2,603,800.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Lenggries Land Register at the Wolfratshausen Local Court, Page 6383, Section III, with subjugation to immediate enforcement for the encumbered properties and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 2 - Flood waste water diversion canal right
Section II, No. 3 - Right of passage and way
Section II, No. 4 - Pipeline right
Section II, No. 5 - Right of passage and way
Section II, No. 7 - Product sales right
Section II, No. 8 - Conditional pre-emptive right for all cases of sale
Section II, No. 9 - Right of passage and way
Section II, No. 10 - Substation right
Section III: -None-

10. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 590,700.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Neunburg v. W. Land Register at the Schwandorf Local Court, Volume 82, Page 3349, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Right of passage and way
Section II, No. 3 - Right to use the property for commercial purposes
Section II, No. 4 - Conditional pre-emptive right for all cases of sale
Section III: -None-

11. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 722,800.00, along with 15% p.a. interest and 10% one-off ancillary payment, is entered in the Neudorf Land Register at the Marienberg Local Court, Annaberg.-B Branch, Page 888, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Water pipeline right
Section II, No. 2 - Right of passage and way
Section II, No. 4 - Business operation right
Section II, No. 5 - Conditional pre-emptive right for all cases of sale
Section III: -None-

12. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 738,400.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Obertraubling Land Register at the Regensburg Local Court, Page 2944, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Substation construction and high voltage power line right
Section II, No. 2 - Commercial business operation right
Section II, No. 3 - Conditional pre-emptive right for all cases of sale
Section III: -None-

13. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior mortgage in the amount of € 932,700.00, along with 15% p.a. interest and 10% one-off ancillary payment, is entered in the Pfaffenhausen Land Register at the Memmingen Local Court, Volume 29, Page 1075, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be higher than the mortgage in rank.

Section II, No. 4 - Right to operate a commercial business
Section II, No. 5 - Conditional pre-emptive right for all cases of sale
Section III: -None-

14. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 924,900.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Scheyern Land Register at the Pfaffenhausen Local Court, Volume 45, Page 1580, Section III, with subjugation to immediate enforcement for the encumbered properties and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be higher than the mortgage in rank.

Section II, No. 2 - Commercial right of use
Section II, No. 3 - Conditional pre-emptive right for all cases of sale
Section III: -None-

15. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 893,800.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Schnöllnach Land Register at the Deggendorf Local Court, Page 2341, Section III, and Page 6737 in Section III with subjugation to immediate enforcement for the encumbered properties and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be higher than the mortgage in rank.

Section II, No. 2 - Commercial right of use
Section II, No. 3 - Conditional pre-emptive right for all cases of sale
Section III: -None-

16. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 1,018,200.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Klingenbrunn Land Register at the Freyung Local Court, Volume 58, Page 1982, Section III, with subjugation to immediate enforcement for the encumbered properties and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be higher than the mortgage in rank.

Section II, No. 1 - Renovation notation (no rank)
Section II, No. 3 - Commercial right of use
Section II, No. 4 - Conditional pre-emptive right for all cases of sale
Section III: -None-

17. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 551,800.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Viechtach Land Register at the Viechtach Local Court, Volume 84, Page 3109, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Right of passage and way
Section II, No. 10 - Commercial right of use
Section II, No. 11 - Conditional pre-emptive right for all cases of sale
Section III: -None-

18. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 1,702,200.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Ruderting Land Register at the Passau Local Court, Volume 57, Page 2131, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - High voltage power line right
Section II, No. 2 - Electricity and telephone line right
Section II, No. 3 - Rainwater and waste water diversion right
Section II, No. 4 - Right of way
Section II, No. 5 - Right of passage and way
Section II, No. 6 - High voltage power line right
Section II, No. 7 - Waste water pipeline right
Section II, No. 8 - Right of passage and way
Section II, No. 10 – Commercial right of space utilization
Section II, No. 14 - Notice of conveyance for municipality partial surface 130 sqm
Section II, No. 15 - Right of passage and way
Section II, No. 17 - Right of passage and way
Section III: -None-

19. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 800,600.00 along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Untergriesbach Land Register at the Passau Local Court, Volume 46, Page 1725, Section III, with subjection to immediate enforcement for the encumbered property and under acceptance of the personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - High voltage power line right
Section III: -None-

20. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 501,300.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Fürstenstein Land Register at the Passau Local Court, Volume 80, Page 3199, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

No entry in Section II or Section III of the Land Register may precede the mortgage.

21. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 917,100.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Eidenberg Land Register at the Passau Local Court, Volume 17, Page 696, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Water pipeline right
Section III: -None-

22. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 991,000.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Wald Land Register at the Cham Local Court, Page 1662, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

No entry in Section II or Section III of the Land Register may precede the mortgage.

23. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 489,700.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Kasberg Land Register at the Viechtach Local Court, Volume 24, Page 714, Section III, with subjugation to immediate enforcement for the encumbered properties and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

No entry in Section II or Section III of the Land Register may precede the mortgage.

24. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 568,900.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Chamerau Leasehold Estate Land Register at the Cham Local Court, Volume 38, Page 1507, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Leasehold estate rent
Section II, No. 2 - Pre-emptive right for all owners
Section III: -None-

25. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 233,200.00, along with 15% p.a. interest and a 10% one-off ancillary payment, is entered in the Hartkirchen Land Register at the Passau Local Court, Volume 41, Page 1640, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Cable line right
Section II, No. 2 - Right of passage and way and parking space co-use right
Section III: -None-

26. It shall be necessary to ensure, within three months after the conclusion of the Agreement, that a senior (registered) mortgage in the amount of € 373,100.00, along with 15% p.a. interest and 10% one-off ancillary payment, is entered in the Otterskirchen Land Register at the Passau Local Court, Vilshofen Branch, Volume 50, Page 1627, Section III, with subjugation to immediate enforcement for the encumbered property and under acceptance of personal liability by the Borrower and with subjugation to immediate enforcement with respect to all the assets of the Borrower (see Clause 7.2).

Only the following entries may be senior to the mortgage in rank:

Section II, No. 1 - Waste water pipeline right
Section II, No. 2 - Right of passage and way
Section III: -None-

The Borrower shall be obligated, upon request by the Bank, to approve a conversion of the registered mortgages to certified mortgages.

The claims to restitution of the mortgages serving as collateral for the loan may only be transferred with the approval of the Bank.

7.2 Executable abstract promise of payment

The Borrower must assume personal liability for the payment of a monetary sum in the amount of € 21,000,000.00 and is subject to immediate enforcement with respect to all its assets in this regard. This can also be met in that the Borrower assumes personal liability for the sum of the mortgage amount in the respective mortgage assignment deed and is consequently subject to immediate personal enforcement proceedings with respect to all its assets.

The Bank may enforce the personal liability independently of the entry and continuation of the mortgages as well as without previous enforcement with respect to the Mortgage Property.

7.3 Furthermore, the following collateral is assigned:

- Assignment of rights and claims from the suitable interest rate hedge concluded with DZ BANK AG in accordance with Clause 5.1.1.

- Assignment of rent claims from all lease agreements concluded or to be concluded with regard to the Mortgage Properties. In deviation from the provisions of the concluded or still-to-be-concluded rent assignment agreements, the Bank is in agreement, until further notice, that the rents are to be paid into certain accounts to be determined by the Borrower/Pledger and incoming payments in accounts at other banks shall not be transferred to an account of the Bank. With respect to incoming payments on accounts at other banks, all bank statement copies of the rental accounts are to be submitted to the Bank upon request. The Bank is authorised at any time to enforce its rights and claims from the rent assignment agreement and to specify an account where the rental payments shall be deposited.
The Borrowers/Pledgers are obligated to obtain the consent of the Bank before reaching an agreement on rental prepayments, postponements and offsetting.

- Pledging the credit balance on the accounts set up/to be set up for the incoming rental payments to the Bank (in accordance with the Bank's form). The pledge must be reported to the bank where the account is held and confirmed by it.

- Assignment of rights and claims from the building insurance (in accordance with the Bank's form) for the risks of fire, drinking water, sprinkler leakage, storm, hail, flood water and other elementary risks and explosion damage at the original value, and loss of rent for at least 24 months of rent.

The proper insurance is to be proven before payout of the loan and done so continuously and annually. The copy of the insurance policy is to be provided to the Bank upon request.

- Assignment of the claims against the buyer(s) from all purchase agreements already concluded or to be concluded in future with respect to the Mortgage Properties.

- Declarations of subordination and loan retention / subordination and standstill agreement for existing shareholder loans (in accordance with the Bank's form).

7.4 If the Bank uses the claims secured by the mortgage in full or in part as coverage for covered bonds in terms of the German Covered Bond Act (Pfandbriefgesetz), the mortgage shall be senior to the claim used for coverage independently of any other - even future - provision on the purpose of the pledge (Sicherungszweckregelung) agreed between the pledger and the Bank. Accordingly, income from the realisation of the mortgage is senior to any claim serving as coverage for a covered bond.

8. Other agreements

8.1. The Borrower is obligated to accept the loan in full within six months after the signing of the Loan Agreement by the Bank. The Bank is authorised to terminate its loan commitment in the amount of the total not yet used.

The Bank is also authorised to terminate its loan commitment if the Borrower does not meet all the conditions, payout pre-requisites and requirements within three months after the conclusion of the loan agreement, particularly if the planned collateral has not been assigned.

Irrespective of deviating - also future - provisions, all payments shall be credited to the personal claim and not to the collateral or the promise of payment.

The Bank may also terminate the loan for good cause if one or more Mortgage Properties are encumbered with another mortgage without the approval of the Bank.

The parties are in agreement that in the case of legal changes which have an impact on the design of conditions, particularly in the case of an increase in the equity and/or liquidity requirements for the Bank, upon written request by one party, they will promptly take up negotiations with the goal of making an adjustment to the Agreement that meets the interests of both parties.

8.2 Commercial business easement

In the land registers of Mortgage Properties 1 - 18 (pursuant to Clause 3.1), a senior, fixed-term, limited personal easement (commercial business easement) has been entered in Section II for the benefit of EDEKA Handelsgesellschaft Südbayern mbH or Fischer GmbH & Co. KG. For these rights, if their subordination to the financing mortgages is not possible to negotiate, the agreement of a maximum amount as value replacement in accordance with Section 882 of the German Civil Code (BGB) and the termination reasons as condition subsequent (in accordance with the sample appended in Appendix 3) and the entry of the agreement in the land registers shall take place after the approvals have been presented.

If the entries or the presentation of notary confirmation, in accordance with the Bank's requirements, does not take place by 31 July 2015, the additional interest shall be calculated on the amounts assigned in accordance with Clause 4.3 on the basis of Clause 5.1.2 until the entry is made for the mortgage properties.

8.3. Pre-emptive rights

In the land registers of Mortgage Properties:

1 - 17 (pursuant to Clause 3.1),

the pre-emptive rights are to be entered in Section II. For these rights, if it is not possible to negotiate subordination to the financing mortgages, it shall be necessary to obtain a standstill declaration in accordance with the sample appended in Appendix 4 in which the parties entitled to pre-emptive rights shall waive a possibly existing cancellation claim and value replacement.

If the statement of subordination or the standstill declaration has not been issued or presented by 31 July 2015, the additional interest on the amounts assigned in accordance with Clause 4.3 shall be calculated on the basis of Clause 5.1.2 until entry of the subordination or the presentation of the standstill declaration has taken place.

8.4 Expansion at Mortgage Property Lenggries

The Bank awarded the credit under the assumption that the Mortgage Property Lenggries would be expanded in accordance with the documents presented to the Bank. The Borrower must verify the following by 30 September 2016:

-	Completion of the extension for the Lenggries property
-	Acceptance of the space by the tenant and
-	Commencement of the payment of rent in the amount of at least € 239,000.00 p.a.
-	Presentation of final market and mortgage appraisal by VR Wert, which must show a market value of at least € 3,350,000.00 and a mortgage value of at least € 2,750,000.00.

If the Borrower does not provide proof hereof by the deadline, it shall be obligated to repay an amount of € 600,000.00 by no later than 31 December 2016. All costs in this connection are borne by the Borrower. This includes the exit fee (Clause 5.5) and the compensation/fee for premature repayment (Clause 5.6).

8.5 Leasehold estate for Mortgage Property Chamerau

The Bank awarded the loan under the assumption that the leasehold estate agreement for the Mortgage Property Chamerau would be renewed for at least 10 years through 14 July 2038. The Borrower must prove this by 30 June 2016 by presenting an addendum to the leasehold estate agreement and a corresponding entry in the land register.

In addition, a notary-certified “Declaration on the leasehold estate and pre-emptive rights” of the owner of the property in Chamerau (in accordance with the template provided in Appendix 5) must be presented before 30 June 2016.

If the Borrower does not provide this proof by this deadline, it is obligated to repay an amount of € 474,116.00 by no later than 31 December 2016. All costs in this connection are to be borne by the Borrower. This includes the exit fee (Clause 5.5) and the compensation/fee for premature repayment (Clause 5.6).

9. Covenants

The Borrower shall ensure that the following covenants will be observed at all times during the term of the loan:

9.1. DSCR – Debt service cover ratio

The rental income from the Mortgage Properties must have a DSCR (debt service cover ratio) of at least 130% (soft default) or 110% (hard default).

The DSCR indicates, on the effective date, the percentage of the calculated debt service for the calculation period that is covered by the expected net rental income in the calculation period.

Compliance with the key performance indicator must be proven to the Bank every six months on 30 June and 31 December of each year, for the first time on 31 December 2015. The Bank calculates the DSCR on this effective date by dividing the net rental income expected over the following 12 months ("Calculation Period") by the calculated debt service.

The “calculated debt service” is the product of the outstanding loan amount and 7%.

"Net rental income" is the total of all the net rental income from the Mortgage Property expected in the Calculation Period on the basis of the contractual status applicable on the respective effective date less the operating costs, maintenance/investment expenses (not: modernisation) and other expenses not covered by the tenants for the Mortgage Property for which the greater of a) a lump sum of 15% of the net rental income or b) the actual costs are applied.
Only lease agreements that were properly serviced in the preceding quarter and only rental income that falls due prior to the first legally possible termination of the rental agreement shall be taken into account.

The Bank must be notified immediately in the case of a breach or in the event of matters and circumstances that would endanger compliance.

The Borrower and the Bank are in agreement that an elevated risk analysis of the claims against the Borrower is justified in the case of a breach of the aforesaid agreed requirements. In this case, the Bank is authorised to pursue the legal consequences described in Clause 9.3.

9.2. LTV – Loan to value

LTV is the ratio of the total debit balance of the loan to the current market value of the Mortgage Property, as determined by an independent appraiser on behalf of the Bank (certified by VR Wert or Hyp-Zert).

The LTV (loan to value) may not exceed 70% in the first three years of the term, from the date of payout; and in the 4th and 5th year it may not exceed 65%.

The Bank shall calculate or check the LTV upon presentation of a new appraisal or an update of an appraisal by dividing the entire debit balance of the loan by the current market value of the Mortgage Properties at the time of the calculation.

The entire debit balance includes the loan amount (remaining debt) outstanding at the time of the calculation in accordance with this Agreement, and, if need be, not yet paid-out partial amounts, the owed interest and all other owed amounts that are owed to the Bank at the time of the calculation less the amounts available in the locked reserve account in accordance with Clause 9.3, Paragraph 2.

The authoritative market value as of 3 December 2014 is a total of € 32,422,000.00. It consists of the market values of the Mortgage Properties.

The Bank can have the current market and collateral value of the Mortgage Properties

•	calculated at intervals of two years, for the first time on 30 September 2016, at the cost of the Borrower and also

•	at any time at its own cost,

by an independent appraiser hired by the Bank, e.g. VR Wert Gesellschaft für Immobilienbewertung mbH. The calculation of the market value is based on the respectively valid German Valuation Regulation (BelWertV) or the German Valuation Guidelines (WertR).

The Bank must be notified immediately in the case of a breach or in the event of matters and circumstances that would endanger compliance.

The Borrower and the Bank are in agreement that an elevated risk analysis of the claims against the Borrower is justified in the case of a breach of the aforesaid agreed requirements. In this case, the Bank is authorised to pursue the legal consequences described in Clause 9.3.

9.3 Legal consequences of a breach of covenants

Breach of DSCR covenant (hard default) and/or LTV covenant
If the DSCR falls below 110% or the LTV exceeds 70% or 65% as of 1 March 2018, the Borrower is obligated to make a special repayment immediately, but no later than 4 (four) weeks after discovery if the breach has not been corrected by this time. The special repayment shall be made on the loan in an amount such that the loan and the attributable calculated capital servicing is reduced so that a DSCR of 130% is not exceeded or an LTV of 70% to 65% is not exceeded.

Breach of DSCR covenant (soft default)
If a DSCR of 130% is breached, the Borrower must immediately ensure that the surpluses from the income generated with the Mortgage Properties – after paying the current operating costs/administrative costs and the due payments owed to the Bank in accordance with this Loan Agreement – shall be transferred on the 30th of a month to a reserve account pledged to the Bank and locked with respect to the disposal of the Borrower.

It shall be necessary to provide the Bank with all the bank statements of the rental payment account as of the 30th of the month and a list of the income and expenses (operating costs/administrative costs) in the respective month and possibly additional information within 10 bank workdays in order to prove these surpluses.

The saved amounts shall be used to repay the loan on the next possible interest payment date as soon as the DSCR covenant has not been observed on two successive test dates or released within 5 bank workdays if the DSCR covenant is observed on two successive interest payment dates. Upon request by the Borrower, the pledged amounts may also be used for the repayment on the interest payment deadline.

Any form of distribution or payment to the shareholders is not permitted during the length of a breach of financial covenants.

General information

The other rules in Sections 13 to 19 of the General Terms and Conditions (AGB) and Section 4 of the General Loan Terms and Conditions remain unaffected hereby.

The Borrower shall assume all the damage, including the incurred prepayment penalty (Clause 5.5 and 5.6), which arises for the Bank in this connection.

10. Payout requirements and conditions

The loan can only be used after the Bank has provided the collateral described under Clause 7 and has met the following requirements:

Contract and legitimation

- Legally binding, signed Loan Agreement

- Legally binding, signed signature test page with proof of the legitimation of the Borrower and the authorised undersigner

- Presentation of a copy of the Articles of Association and the by-laws of the Borrower and its personally liable shareholder in the version last submitted to the trade register

- Presentation of a current (not older than 14 days) excerpt from the trade register of the Borrower and its personally liable shareholder

- Presentation of a signed organisational chart with information about the shareholdings

- Presentation of the respective payment order (in accordance with the sample from the Bank)

- Presentation of the legally binding, signed direct debit authorisation
(in accordance with sample provided by the Bank)

- Payment notification by Notary with respect to the purchase price

- Payment of the processing fee and the appraisal fee

- Presentation of proof of advanced contribution of equity in the amount of EUR 11,550,000.00 in a form considered suitable by the Bank

- Compliance with the money laundering requirements

- Completion of an adequate interest rate hedge in accordance with Clause 5.1.1

- Guarantee mandate for the conclusion of the interest rate hedge with DZ Bank AG (according to the Bank's template)

Mortgages

- Enforceable copies of the 26 mortgage assignment deeds with respect to the mortgages for a total of EUR 25,199,800.00 and presentation of the abstract acknowledgement of debt in the amount of EUR 21,000,000.00

- Simple copies of the 26 mortgage assignment deeds with respect to the mortgages for a total of EUR 25,199,800.00

- Legally binding, signed declaration of purchase for the mortgage (Grundschuldzweckerklärung) with respect to the assigned mortgages

- Certified land register excerpts to prove the correct ranking of the mortgage entries, alternatively a notary confirmation initially approved by the Bank

Rental property/securities

- The lease agreements along with all the addenda and, if need be, existing lease guarantees with the corresponding proof of representation of the tenant/landlord, which will be or was concluded with the tenants (Edeka Handelsgesellschaft Südbayern mbH und Buchbauer GmbH), must be submitted to the Bank or sent to it for inspection.

- Legally binding, signed assignment of the rental claim from all the lease agreements concluded or still to be concluded with respect to the Mortgage Property

- Legally binding, signed pledge declaration with respect to the rental account

- Presentation of building insurance proof, which is sufficient according to the Bank's interpretation, along with real right confirmation (the real right confirmation is not a requirement for the payout) of the respective insurer (required scope of coverage: fire, drinking water, sprinkler leakage, storm, hail and other risks from the elements, and explosion damage, as well as rental defaults for at least 24 months and sufficient liability insurance)

- Confirmation of the payment of the insurance premium for the current year.

- Annual financial statements of the tenants for financial year 2013 (if possible)

Other collateral

- Legally binding signed statement of subordination for the planned shareholder loans (according to the Bank’s template) and presentation of the loan agreements for the shareholder loans. The maturity of the shareholder loan must be after the date of the final maturity of the financing loan.

- Presentation of a legal opinion (expanded capacity opinion), issued to the Bank and satisfactory for the Bank, of a local and practicing law firm in the applicable legal field, engaged by the Borrower, at the cost of the Borrower, and coordinated with the Bank, for the statement of subordination and the loan maintenance agreement (including confirmation that the declaration of subordination and loan maintenance declaration and compliance with the planned obligations do not breach mandatory law (the “ordre public”) and are covered by company documents and any required resolutions adopted by shareholders and/or managing directors).

- Legally binding, signed declaration of assignment with respect to the claims against the buyer/s from all already concluded or future purchase agreements related to the Mortgage Properties

- Legally binding, signed declaration of assignment with respect to rights and claims from the interest hedge concluded with DZ BANK AG in accordance with Clause 5.1.1.

- Legally binding, signed declaration of assignment for the rights and claims from the building insurance (according to the template provided by the Bank) for the risks related to fire, drinking water, sprinkler leakage, storm, hail, flooding and other hazards from the elements, as well as explosion damage at the reinstatement value, and for a loss of rent for at least 24 months.

Contractual basis of property

- Presentation of the notary-certified property purchase agreement, including all the appendices and the purchase deed that form the basis of the Mortgage Properties

- Final market value and collateral appraisals by VR Wert, except for the Lenggries and Chamerau properties

- A complete tenant list, together with information about the rent collateral, rent arrears and lease terminations as well as proof that the current rental income totals at least EUR 2,986,438.00 p.a.

- Complete property documents (construction permits, specifications, construction plans, surface calculations)

- Presentation of the official hallway maps and layout plans

- Copy of the leasehold estate agreement with all addenda for the Chamerau property and presentation of the approval of 8 June 2000, Deed no. 116-L; the Bank reserves the right to check and make additional requirements

- Presentation of a copy of the notary-certified declaration of division with the related appendices and division plan as well as the certificate of completion from the building authorities for the property in Ingolstadt

- Legal due diligence that shows no loan-preventing discoveries

Credit rating

- Opening balance sheet of GmbH & Co. KG and the general partner

10.2 Conditions for the granting of mortgage loan conditions

The additional interest stipulated in Clause 5.1.2 shall not apply to the respective loan amount if the collateral for the respective Mortgage Property described in Section 7 has been provided to the Bank and the conditions in accordance with Clause 8.2 and 8.3 and the following requirements are met:

- Correct entry of rank for the mortgages in accordance with Section 7 and proof of the conveyance of ownership for the Borrower
- Presentation of the final appraisals by VR WERT GmbH for the Mortgage Properties
- Presentation of sufficient building insurance proof for the Mortgage Properties and confirmation of the in rem registration (Realrechtsanmeldung) and proof of the premium payment

In order to keep the Bank’s expenditure of time reasonable, the proof of compliance with the aforementioned requirements shall take place in blocks. More than three submissions of proof in blocks are not planned. For each additional case of proof, a fee of € 500.00 shall be charged and will first fall due at the end of the respectively valid interest period.

10.3 Disclosure and notification duty

The Borrower shall be obligated to disclose its economic situation to the Bank.

The Borrower shall provide the following documents for this annually, but no later than by a deadline of 9 (nine) months after the reporting deadline:

- Its audited financial statements along with the notes to the financial statements and a possible management report

- The annual financial statements or supplementary documents from equity investment companies or other companies that may have a significant impact on the economic situation of the Borrower (including the situation of the general partner), according to the Bank's opinion

- Annual financial statements of the tenants (if possible)

Annually, no later than on 15 September:

- A uncertified, current trade register excerpt and a current list of shareholders at limited liability companies

- Presentation of the equity investment structure of the Borrower based on a list of shareholders or partners or a current organisational chart

- Addenda to the existing lease agreements and new lease agreements with respect to the Mortgage Properties

- Building insurance proof from the respective insurance companies, including proof of the payment of insurance premiums (required scope of coverage: fire, drinking water, sprinkler leakage, storm, hail and other hazards from the elements, and explosion damage, as well as rental defaults for at least 24 months and sufficient liability insurance)

- Legitimation documentation of companies that hold an equity investment above 25% (above 10% in the case of a US company with an equity investment), to the satisfaction of the Bank

Semi-annually, no later than 21 days after the deadlines of 30 June and 31 December

A signed tenant list for the Mortgage Properties in Excel format (incl. disclosure of the names of the tenants, space, rent/lease payments and term; change in operating and administrative costs, particularly the recoverable and non-recoverable administrative costs, possibly existing payment arrears, including the reasons for this if they are known; outstanding enforced or announced offsetting against the rent/lease payments or enforced or announced rent/lease payment reductions, including the reasons for this, if known; other events or circumstances in regard to the Mortgage Property, which could significantly and disadvantageously influence the value of the Mortgage Property; possibly forthcoming repair/maintenance work). The Bank also has the right to inspect the originals at any time.

- Signed "DSCR-compliance" certificate (including calculation of the DSCR covenants in accordance with the provisions in Clause 9.1 and the presentation of corresponding calculation proof)

The Borrower must confirm that all the information is correct and complete.

The Borrower shall provide the Bank with additional information immediately if a reasonable request is made in writing or ensure that additional information is provided to the Bank immediately.

The Bank and its hired representatives are authorised to inspect at any time the property during normal business hours after reasonable notification of 3 workdays in advance. The Bank must give consideration to the legitimate interests of the tenants in an inspection.

Furthermore, the Borrower shall provide the Bank with the following documents upon request:
- excerpts from the Registry of Public Land Charges
- excerpts from the Registry of Contaminated Sites
- current excerpts from the Land Register

10.4 Change of control

The Bank assumes the shareholder structure outlined in Appendix 6 to this Loan Agreement.

The economic reputation of the Borrower and the shareholders behind him as well as the confidence in the qualification of its management are significant factors for a positive risk assessment of the entire financing project and thus significant conditions for the awarding of credit from the Bank's point of view. Since a change in one of the previously-described factors will result in a significant deterioration of risk with respect to the loan, justify a (partial) risk of default or have bank regulatory consequences, the following is stipulated:

In the event of an intended change in the ownership structure of the Borrower, the Bank must be notified immediately and before such a change.

"Control" means that a person or a group of people that act jointly, hold directly or indirectly 50% or more of the shares (does not include business shares that come with no voting rights or do not provide any right to the distribution of profits/capital beyond a certain amount) and/or voting rights, or has the ability to determine the majority of the members of Management. Furthermore, a company shall be viewed as directly or indirectly controlled by a person if the company is included in the consolidated financial statements of this person in accordance with the recognised rules of accounting under the applicable law. Joint action takes place when natural or legal persons coordinate their behaviour on the basis of an agreement or another basis.

In such a case, it is necessary to seek an agreement on the continuation of the loan with the possibly amended conditions, e.g. with regard to interest, collateral or other agreements, prior to such circumstances. Negotiations must be started within a week of notification. If an agreement cannot be reached after another 4 weeks and prior to implementation of the intended changes in the articles of association, and the change is then completed nonetheless, the Bank is authorised to give notice of extraordinary termination of the Loan Agreement, unless the change does not entail any alteration in the financing risk position for the Bank, according to the Bank's interpretation.

The other provisions in Sections 13 to 19 of the General Terms and Conditions (AGB) and Section 4 of the General Loan Terms and Conditions remain unaffected hereby.

10.5 Shareholder loan

The Borrower’s acceptance of shareholder loans is only permitted upon prior consent in writing by the Bank and under the condition that a statement of subordination and a stillstand agreement are concluded with the Bank in a form that is satisfactory to the Bank.

11. Syndication clause

The Bank is authorised to syndicate or transfer parts or the entire financing with or to other banks at its own cost.

12. Accuracy and completeness of the information

All the documents provided directly and indirectly by the Borrower to the Bank and the notifications issued (also if this comes from a due diligence audit) must be based on current information that is judged to be correct and complete after a careful review. The transferred documents and issued information must take into account all the circumstances that are of major significance for the decision to award credit on the basis of trust and faith in a commercial assessment of risk. This applies in particular to all documents in regard to the existing rental and lease agreements.

13. Paying agent clause

All payments on the basis of this loan agreement must be made by the Borrower cost-free, on time and free of any offsetting, right of retention or deposit of security, to the business premises of the Bank or to a place designated by it.

14. Supplementary contractual conditions

The other loan conditions result from the General Loan Terms and Conditions of the Bank in the version dated June 2014 and appended as a significant part of this Agreement.

The General Terms and Conditions of the Bank, which are contained in the appendix and are valid for the conclusion of this Loan Agreement, shall also apply to the loan.

By undersigning this Agreement, the Borrower confirms that it has received a copy of the General Loan Terms and Conditions and the General Terms and Conditions.

The conditions of this Loan Agreement shall take precedence over the General Loan Terms and Conditions and the General Terms and Conditions of the Bank, if there are contradictory provisions in an individual case.

If it does not involve damage compensation claims, the Bank's claims arising from this Loan Agreement shall expire after 5 years. The deadline shall begin at the end of the year in which the claim fell due.

15. Data protection

The personal data required in connection with the processing of the loan may be saved, processed and shared between the banks involved in the financing in compliance with the German Data Protection Act (Bundesdatenschutzgesetz).

16. Cooperation duties of the customer in accordance with the German Money Laundering Act

The Borrower has been identified in accordance with the German Money Laundering Act. The information on the economic beneficiary has been provided. The Borrower recognises the obligation to provide the required information and documents for identification and clarification of the economic beneficiary and to report changes.

17. Email clause and written form

The Borrower and the Bank agree that communication is permitted for purely informational purposes between each other and with third parties that were or will be engaged by them and are or will be involved in the financing, for example, as part of consortium, by email or comparable internet-based communication forms without special encryption and without electronic signature, irrespective of the information in question. The Borrower and the Bank are aware that the security of the data transfer by email or comparable internet-based communication forms cannot be ensured.

If one of the parties does not wish for the aforesaid communications form in total or with regard to individual information for security reasons, it shall notify the other party thereof in due time so that either communication can take place in encrypted form, if this is technically possible and practicable, or the communication will be sent by another means (fax, phone, post).

Amendments and supplements to this Agreement are only effective in writing. The same applies to the waiving of this requirement. Ancillary agreements were not made. Declarations in electronic form or text form do not meet the written form requirement.

18. Severability clause

If one of the aforementioned provisions is invalid or cannot be enforced in full or in part, this agreement shall not be otherwise affected thereby. The parties shall replace the partially or fully invalid or unenforceable provisions with a valid or enforceable provision that comes closest economically to the invalid or unenforceable provision. This applies accordingly if it is subsequently discovered that this agreement contains loopholes.

19. Agreement on place of jurisdiction

Place of jurisdiction is Hamburg, if permitted by law. Law in the Federal Republic of Germany shall apply to this Agreement.

20. Validity

Sending one signed copy of the Loan Agreement until the 15.05.2015 by fax shall be in compliance with the deadline if it is sent immediately by post thereafter. This Loan Agreement shall take effect when a copy of the Agreement has been signed by all the Borrowers and returned to the Bank. If we receive the contract offer with a delay or changed conditions, we are able to decline the contract.

Munich,11.05.2015 /s/ Amir Philips /s/ Alex Hilman Optibase Bavaria GmbH & Co KG	Hamburg, 19.05.2015 /s/ Mike van Wanrooy /s/ Petra Brumshagen Deutsche Genossenschafts- Hypothekenbank Aktiengesellschaft